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FOR FURTHER INFORMATION:                               Exhibit 99.1
James C. Gale
Senior Vice President Finance and CFO
(703) 802-9259

FOR IMMEDIATE RELEASE
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                   GENICOM TAKES ONE-TIME CHARGE FOR GOODWILL

Chantilly, VA. - - July 7, 1998 - - GENICOM Corporation (Nasdaq:GECM) today announced that it has taken a one-time pre-tax charge in the second quarter of approximately $15 million associated with goodwill related to its past acquisitions of Centronics, Harris Adacom and Printer Systems. After review, it has been determined that the value of this goodwill has been diminished.

Concurrently, the Company also announced that it has amended its credit agreement with NationsBank of Texas, N.A., as agent for a group of banks. The amendment changes GENICOM's financial covenants and increases its borrowing ability against its $125 million credit facility.

The statements contained in this release which are not historical facts are forward looking statements that involve risks and uncertainties which are detailed in the Company's Securities and Exchange Commission filings.

GENICOM Corporation is a global provider of information technology service and printer solutions for the client/server environment. The Enterprising Service Solutions company (ESSC) provides professional services, help desk/technical support, logistics management and on-site and off-site maintenance support. The Document Solutions company (DSC) designs and markets a wide range of computer printer technologies for general purpose applications. In addition, GENICOM is a leader in travel industry products and is the exclusive provider of Digital-branded printer solutions worldwide. GENICOM is headquartered within metropolitan Washington, D.C.